Exhibit 99.2
For Release August 3, 2011
1:02pm Pacific
Clearwire Announces Intent to Add LTE to its Network
to Accelerate Wholesale Business
•	Company Will Leverage Deep Spectrum Resources and All-IP Network to Meet Long-Term Mobile Broadband Demands

•	Unmatched LTE Network Capable of Serving Current and Future Wholesale and Retail Customers

•	Initial LTE Rollout Will Target High-Demand Areas of Current 4G Markets, Leverage Existing 4G Infrastructure for Minimal Capital Expense

•	Download Speeds Exceed 120 Mbps in Successful Network Technology Trial

•	Support for WiMAX 4G Network Technology to Continue
KIRKLAND, Wash. — August 3, 2011 — Clearwire Corporation (NASDAQ: CLWR), a leading provider of 4G wireless broadband services in the United States, today announced its intent to add “LTE Advanced-ready” technology to its 4G network. The announcement follows the successful completion of 4G technology trials that achieved download speeds exceeding 120 Mbps and demonstrated the potential of Clearwire’s unmatched spectrum advantage.
The initial implementation of Clearwire’s LTE network would target densely populated, urban areas of Clearwire’s existing 4G markets where current 4G usage demands are high. The robust all-IP infrastructure already deployed in these markets can be leveraged to serve the company’s LTE needs, delivering significant capital cost savings compared to a similar overlay by other carriers of an existing 3G architecture.
“Clearwire plans to raise the bar again for mobile broadband service in the United States,” said John Stanton, Clearwire’s Chairman and interim CEO. “Our leadership in launching 4G services forced a major change in the competitive mobile data landscape. Now, we plan to bring our considerable spectrum portfolio to bear to deliver an LTE network capable of meeting the future demands of the market.”
“This is the future of mobile broadband,” said Dr. John Saw, Clearwire’s Chief Technology Officer. “Our extensive trial has clearly shown that our ‘LTE Advanced-ready’ network design, which leverages our deep spectrum with wide channels, can achieve far greater speeds and capacity than any other network that exists today. Clearwire is the only carrier with the unencumbered spectrum portfolio required to achieve this level of speed and capacity in the United States.”
“In addition, the 2.5 GHz spectrum band in which we operate is widely allocated worldwide for 4G deployments, enabling a potentially robust, cost effective and global ecosystem that could serve billions of devices,” Saw added. “We anticipate that the economies of scale derived from this global ecosystem will act as a catalyst for the development of thousands of low-cost devices and applications. And, since we currently support millions of customers in the 2.5 GHz band, we know that our LTE network won’t present harmful interference issues with GPS or other sensitive spectrum bands.”
Clearwire also noted that since launching its first 4G market in 2009, video has become the largest component of the company’s overall data traffic and video traffic itself has increased more than tenfold since 2009. The company believes that as more video-intensive smartphones and services rise, so will the needs for Clearwire’s high-capacity 4G wholesale network.

LTE Advanced is a 4G technical standard that calls for peak download mobile speeds of at least 100 Mbps, which far exceeds today’s commercial networks.Clearwire’s LTE network will be “LTE Advanced-ready” meaning that it will use an ultra-high-capacity spectrum configuration that is superior to the typical configuration of the slower, more capacity-constrained commercial LTE network designs in the United States as of today.
Clearwire’s LTE implementation plan, which is subject to additional funding, contemplates deploying Time Division Duplex (TDD) LTE technology and reusing its flexible all-IP network architecture and upgrading base station radios and some core network elements, which offers significant capital savings. This will include the use of multicarrier, or multichannel, wideband radios that will be carrier aggregation capable. Carrier aggregation is a key feature of LTE Advanced that will enable Clearwire to further leverage its vast spectrum depth to create larger “fat pipes” for deploying mobile broadband service. The network would position Clearwire as the clear leader in 4G mobile broadband technology, capable of serving the current and anticipated future demands of wholesale and retail customers.
Clearwire, together with some of the largest wireless carriers in the world, is a founding member of the Global TDD LTE Initiative (GTI) which aims to bring together leading industry partners to steer the TDD LTE ecosystem as a major standard in mobile broadband technology and drive the development of next generation mobile broadband networks. Member companies that currently support more than a billion subscribers on their networks believe that a global LTE standard has the potential to achieve significant economies of scale and serve hundreds of millions of customers worldwide.
Clearwire also restated its commitment to its existing 4G WiMAX network, which covers approximately 132 million people while serving 7.65 million retail and wholesale customers and an ecosystem of nearly 110 WiMAX enabled devices, including all 4G phones currently offered by Sprint. Clearwire expects to end 2011 with approximately 10 million 4G customers.
About Clearwire
Clearwire Corporation (NASDAQ:CLWR), through its operating subsidiaries, is a leading provider of mobile broadband services. Clearwire’s 4G network currently provides coverage in areas of the U.S. where more than 130 million people live. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with companies such as Sprint, Comcast, Time Warner Cable, Locus Telecommunications, Cbeyond, Mitel and Best Buy. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at http://www.clearwire.com.
Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward- looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.
•	If our business fails to perform as we expect, we may require substantial additional capital, which may not be available on acceptable terms or at all, to be able to continue to operate.
•	Our current plans, and our expectations about becoming adjusted EBITDA and cash flow positive, are based on a number of assumptions about our future performance, which may prove to be inaccurate, such as our ability to substantially expand our wholesale business and implement various cost savings initiatives.
•	We expect that our business will become increasingly dependent on our wholesale partners, and Sprint in particular; if we do not receive the amount of revenues we expect from existing wholesale partners or if we are unable to enter into agreements with additional wholesale partners our business prospects, results of operations and financial condition could be adversely affected, or we could be required to revise our current business plans.
•	We regularly evaluate our plans, and we may elect to pursue new or alternative strategies which we believe would be beneficial to our business, including among other things, expanding our network coverage to new markets, augmenting our network coverage in existing markets, changing our sales and marketing strategy and or acquiring additional spectrum. Such modifications to our plans could significantly change our capital requirements.
•	We believe we need to deploy LTE on our wireless broadband network, alongside mobile WiMAX, to remain competitive; we will incur significant costs to deploy such technology, and will need to raise substantial additional capital to cover such costs. Additionally, LTE technology, or other alternative technologies that we may consider, may not perform as we expect on our network and deploying such technologies would result in additional risks to the company, including uncertainty regarding our ability to successfully add a new technology to our current network and to operate dual technology networks without disruptions to customer service.
•	We may experience difficulties in maintaining and upgrading our networks, which could adversely affect customer satisfaction, increase subscriberchurn and costs incurred, and decrease our revenues.
•	We currently depend on our commercial partners to develop and deliver the equipment for our legacy and mobile WiMAX networks.
•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.
•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.
•	Sprint owns just less than a majority of our shares, is our largest shareholder, and has the contractual ability to obtain enough shares to hold a majority voting interest in the company, and Sprint may have, or may develop in the future, interests that may diverge from other stockholders.
•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K filed on February 22, 2011 and subsequent 10-Q filings. Clearwire assumes no obligation to update or supplement such forward-looking statements.
CONTACTS:
Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com
JLM Partners for Clearwire:
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com
Investor Relations:
Alice Ryder, 425-636-5828
alice.ryder@clearwire.com

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